Exhibit (d)(1)(v)

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2018 (this “Agreement”), is entered into by and between Medilogistics LLC, a Delaware limited liability corporation (“Medilogistics”), and [  ], a [  ] (the “Rights Agent”).

W I T N E S S E T H:

WHEREAS, Medilogistics Corp., a Florida corporation (“Purchaser”) and a wholly-owned subsidiary of Medilogistics has made a tender offer to purchase all outstanding shares of common stock of DS Healthcare Group, Inc., a Florida corporation (“DS Healthcare”), par value $0.001 per share (the “Shares”), at a price of $0.07 per Share, plus one contingent value right (“CVR”) per Share, representing the right to receive an amount equal to 80% of any potential proceeds from a malpractice lawsuit that DS Healthcare has brought against Fox Rothschild LLP and other named defendants, Docket No. 2017-011993-CA-01, filed on May 18, 2017 in Florida Circuit Court in Miami-Dade County (the “Litigation”), upon the terms and subject to the conditions set forth in the amended and restated offer to purchase, dated May 9, 2018 (as it may be amended from time to time, the “Offer to Purchase”) and the Letter of Transmittal (together with the Offer to Purchase and this Agreement, the “Offer”); and

WHEREAS, after the consummation of the Offer, Purchaser will be merged with and into DS Healthcare (the “Merger”) under the Florida Business Corporation Act, with DS Healthcare the surviving corporation in the Merger and thereby becoming a subsidiary of Medilogistics.

NOW, THEREFORE, in consideration of the premises and the consummation of the Offer, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed, for the proportionate benefit of all Holders (as defined below), as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1

Definitions.

The following terms shall have the meanings ascribed to them as follows:

“CVR Notice” has the meaning specified in Section 2.4(a) of this Agreement.

“CVR Payment Amount” for each CVR on any CVR Payment Date equals the quotient of the Gross CVR Payment Amount for such CVR Payment Date divided by the total number of CVRs outstanding on such CVR Payment Date.

“CVR Payment Date” means the date that the CVR Payment Amount is paid by Medilogistics to the Holders, which shall be established pursuant to Section 2.4(a) of this Agreement.

“CVR Register” has the meaning specified in Section 2.3(b) of this Agreement.

 “Effective Date” means the date first written above.

“Gross CVR Payment Amount” for any CVR Payment Date equals (x) 80% times the amount of Litigation Proceeds received by DS Healthcare, minus (y) 80% times the assumed tax liability with respect to all Litigation Proceeds received through the date of the CVR Notice.

 “Holder” means, at the relevant time, a person in whose name a CVR is registered in the CVR Register.

“Litigation Proceeds” means all compensation, damages, penalties, interest and other payments in the form of cash or cash equivalents, if any, recovered or received by DS Healthcare as a result of the Litigation, whether such compensation, damages, penalties, interest or other payments are recovered or received pursuant to court order at trial or upon appeal or pursuant to the terms of any settlement agreement less any contingency fees paid for services provided by outside counsel in connection with prosecuting the Litigation.

“Permitted Transfer” means a transfer of one or more CVRs (a) upon death by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) made pursuant to a court order; (d) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by the Depository Trust Company; or (f) as provided in Section 2.6.

Section 1.2

Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.  References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection.  References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively.  The symbol “$” refers to United States Dollars.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1

Holders of CVRs.

(a)

Pursuant to the terms of the Offer to Purchase, each holder of any Shares who tenders in the Offer shall be entitled to one CVR for each such Share tendered.

(b)

Medilogistics hereby appoints the Rights Agent to act as rights agent for Medilogistics in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2

Nontransferable.  CVRs may not be sold, assigned, transferred, pledged, encumbered or disposed of in any other manner, in whole or in part, other than pursuant to a Permitted Transfer.  Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect.

Section 2.3

No Certificate; Registration; Registration of Transfer; Change of Address.

(a)

CVRs shall not be evidenced by a certificate or other instrument.

(b)

The Rights Agent shall keep a register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted Transfers thereof.

(c)

Without limiting the restriction on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent, duly executed by the registered Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the transfer demonstrating that such proposed transfer is a Permitted Transfer.  Upon receipt of such written notice, the Rights Agent shall notify Medilogistics that it has received such written notice.  Upon receipt of such notice from the Rights Agent, Medilogistics shall in good faith reasonably determine whether the transfer is a Permitted Transfer and otherwise complies with the other terms and conditions of this Agreement, and if Medilogistics so reasonably determines that such transfer does so comply, Medilogistics shall instruct the Rights Agent in writing to register the transfer of the applicable CVRs in the CVR Register.  All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Medilogistics, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor.  No transfer of a CVR shall be valid until registered in the CVR Register in accordance with this Agreement.  Any transfer or assignment of CVRs shall be without charge (other than the cost of any transfer tax or similar tax or charge) to the applicable Holder.  Medilogistics and the Rights Agent may require the Holder proposing to make a Permitted Transfer to pay a sum sufficient to cover any stamp or other tax or charge that is imposed in connection with any such registration of transfer.

(d)

A Holder may make a written request to Medilogistics to change such Holder’s address of record in the CVR Register.  Such written request must be duly executed by such Holder.  Upon receipt of such written request, Medilogistics shall promptly record the change of address in the CVR Register.

Section 2.4

Payment on CVRs.

(a)

Procedure.  If DS Healthcare receives Litigation Proceeds, Medilogistics shall cause to be delivered to the Rights Agent as soon as reasonably practicable but in any event not more than twenty (20) business days after the day that DS Healthcare receives the Litigation Proceeds a notice (the “CVR Notice”) that (i) states the amount of Litigation Proceeds received, (ii) indicates that the Holders are entitled to receive their applicable CVR Payment Amount, and (iii) states the amount of the applicable CVR Payment Amount.  The Rights Agent shall promptly (and in no event later than five (5) business days after receipt thereof by the Rights Agent) send to each Holder at its address set forth in the CVR Register a copy of the CVR Notice.  Medilogistics shall then promptly establish a CVR payment date (the “CVR Payment Date”) with respect to such CVR Payment Amount that is within 15 days following the date of delivery of the CVR Notice.

(b)

Payments to Holders.  With respect to any CVR payment that is payable pursuant to this Agreement, the Rights Agent shall pay the applicable amount to each of the Holders (the amount to which each Holder is entitled to receive will be based on the number of CVRs held by such Holder as reflected on the CVR Register) by (i) check mailed to the address of each Holder as reflected on the CVR Register as of the close of business on the last business day prior to the CVR Payment Date or (ii) with respect to Holders that are due amounts equal to or in excess of $1,000,000 in the aggregate who have provided Medilogistics with wire transfer instructions in writing, the Rights Agent will make payments by wire transfer of immediately available funds to the account specified in the written instructions of Medilogistics.  Medilogistics shall cause the Rights Agent, on behalf of and at the expense of Medilogistics to mail with (or, in the case of payments made to Holders who have provided Medilogistics with wire instructions, at the same time as) each payment made a copy of the CVR Notice to which such payment relates.

(c)

Withholdings.  Medilogistics, DS Healthcare, and the Rights Agent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any amounts otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of United States state or local tax law (“Taxes”).  To the extent that Taxes are so withheld and paid over to or deposited with the relevant governmental entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction, withholding and payment was made; provided that if any such Taxes are subsequently refunded or otherwise credited to Medilogistics or DS Healthcare, then such amounts shall be subsequently distributed pursuant to this Agreement promptly after refund or credit.  Medilogistics, DS Healthcare and the Rights Agent will use commercially reasonable efforts to request any necessary Tax forms, including a

U.S. Internal Revenue Service Form W-9 or the appropriate series of U.S. Internal Revenue Service Form W-8, as applicable, or any similar information from persons entitled to payment pursuant to this Agreement.

(d)

Tax Treatment of Payments.  The parties intend to treat all payments made under this Agreement as an adjustment to the consideration with respect to the CVRs, unless otherwise required by applicable law.

(e)

Investment of Funds.  The Rights Agent shall hold any cash held by it for payment to the Holders in a custodial account, non-interest bearing account or otherwise, as reasonably directed by Medilogistics in writing.  Any interest and other income resulting from such investment shall be treated as earned by Medilogistics for income tax purposes and shall promptly be paid to Medilogistics or an affiliate of Medilogistics, as directed by Medilogistics (subject to any applicable tax withholding).  Notwithstanding anything to the contrary herein, Medilogistics shall be responsible for providing the Rights Agent with sufficient funds to satisfy its payment obligations to Holders.

(f)

Treatment of Undistributed Funds.  Any cash that remains undistributed to the Holders of CVRs six (6) months after such payment is due in accordance with the terms of this Agreement shall be delivered to Medilogistics within two (2) business days following expiration of such six (6) month period, and shall be held in trust by Medilogistics in a segregated account for the benefit of the Holders.  Any Holders of CVRs who have not theretofore received cash with respect to such CVRs shall thereafter look only to Medilogistics for payment of their claim therefor.  Notwithstanding any other provisions of this Agreement, any portion of the cash provided by Medilogistics to the Rights Agent that remains unclaimed after termination of this Agreement in accordance with Section 6.13 (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity) shall, to the extent permitted by law, become the property of Medilogistics free and clear of any claims or interest of any person previously entitled thereto.

(g)

The Rights Agent shall keep copies of this Agreement available for inspection by the Holders during normal business hours at its office.  Medilogistics shall supply the Rights Agent from time to time with such numbers of copies of this Agreement as the Rights Agent may request.

Section 2.5

No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a)

CVRs shall not have any voting or dividend rights, and, except as set forth in this Agreement, interest shall not accrue on any amounts payable in respect of CVRs.

(b)

CVRs shall not represent any equity or ownership interest in Medilogistics, or any of its respective affiliates.

Section 2.6

Ability to Abandon CVRs.  A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Medilogistics without consideration therefor.  Nothing in this Agreement shall prohibit Medilogistics or any of its affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion.  Any CVRs acquired by Medilogistics or any of its affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of Article V and Section 6.4.

ARTICLE III

THE RIGHTS AGENT

Section 3.1

Certain Duties and Responsibilities of the Rights Agent.

(a)

The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith or gross negligence of the Rights Agent.

(b)

All rights of action of any or all Holders under this Agreement may be enforced by the Rights Agent, and any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as the Rights Agent and any recovery in connection therewith shall be for the proportionate benefit of all the Holders, as their respective rights or interests may appear.

Section 3.2

Certain Rights of the Rights Agent.

(a)

The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent.

(b)

The Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(c)

The Rights Agent may engage and consult with counsel of its reasonable selection and the written advice or opinion of such outside counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(d)

Any permissive rights of the Rights Agent hereunder shall not be construed as a duty.

(e)

The Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of such powers.

(f)

Medilogistics agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage or expense (“Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with such performance, except to the extent such Loss shall have been determined by a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith or willful misconduct.  Medilogistics obligations under this Section 3.2(f) to indemnify the Rights Agent shall survive the resignation or removal of any Rights Agent and the termination of this Agreement.

(g)

In addition to the indemnification provided under Section 3.2(f), but without duplication, Medilogistics agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by Medilogistics and the Rights Agent on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent promptly upon demand for all reasonable and documented out-of-pocket expenses, including all taxes (other than income, receipt, franchise or similar taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement.

ARTICLE IV

COVENANTS

Section 4.1

List of Holders.  Medilogistics shall furnish or cause to be furnished to the Rights Agent the names and addresses of the Holders within thirty (30) business days following the Effective Date.  The CVRs shall, in the case of the holders of Shares, be registered in the names and addresses of the holder as set forth in the applicable letter of transmittal accompanying the Shares surrendered by the holder thereof in connection with the Offer pursuant to the Offer to Purchase and in a denomination equal to the number of Shares so surrendered.

Section 4.2

Efforts.  From and after the Effective Date until the earlier of (i) the conclusion of the Litigation proceedings without a payout and without the opportunity for further appeal and (ii) termination of this Agreement in accordance with Section 6.13, Medilogistics shall act in good faith, in a manner consistent with Medilogistics’ general business practices.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments Without Consent of Holders or Rights Agents.

(a)

Medilogistics, at any time or from time to time, may unilaterally enter into one or more amendments hereto for any of the following purposes, without the consent of any of the Holders or the Rights Agent, so long as, in the cases of clauses (ii) through (iv), such amendments do not, individually or in the aggregate, adversely affect the interests of the Holders as determined by Medilogistics in its sole discretion:

(i)

to evidence the appointment of another person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii)

to add to the covenants of Medilogistics such further covenants, restrictions, conditions or provisions as Medilogistics shall determine to be for the protection of the Holders;

(iii)

to cure any ambiguity herein, to correct or supplement any provision that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement;

(iv)

as may be necessary or appropriate to ensure that CVRs are not subject to registration under the federal securities laws; or

(v)

any other amendment hereto which would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Agreement of any such Holder.

(b)

Promptly after the execution by Medilogistics of any amendment pursuant to the provisions of this Section 5.1, Medilogistics shall mail a notice thereof by first class mail (or cause the Rights Agent to mail) to the Holders at their addresses as set forth on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.2

Amendments with Consent of Holders.

(a)

In addition to any amendments to this Agreement that may be made by Medilogistics without the consent of any Holder or the Rights Agent pursuant to Section 5.1, with the consent of the Holders of not less than a majority of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the Holders, Medilogistics and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interests of the Holders.

(b)

Promptly after the execution by Medilogistics and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2 (but prior to the effectiveness of such amendment), Medilogistics shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as set forth on the CVR Register, setting forth in general terms the substance of such amendment.  Any amendment to this Agreement made pursuant to this Section 5.2 shall become effective fifteen (15) business days following the mailing of such notice.

Section 5.3

Amendments Affecting Rights Agent.  The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, powers, trusts, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4

Effect of Amendments.  Upon the execution of any amendment to this Agreement under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices to Rights Agent and Medilogistics.  All notices, requests, claims, demands and other communications between the parties under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic mail (receipt confirmed), facsimile (with automated confirmation of receipt) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)

if to the Rights Agent to:

[●]
[●]
[●]
Fax No:  [●]
Attention:  [●]
E-mail address:  [●]

with a copy to:

[●]
[●]
[●]
Fax No:  [●]
Attention:  [●]
E-mail address:  [●]

(b)

if to Medilogistics to:

Medilogistics Corp.
1451 Brickell Avenue, Unit 2701
Miami, FL 33131
(786) 856-8377
Attention:  Fernando Tamez Gutierrez
E-mail address:  fernandotamez@hotmail.com

with a copy to:

Greenberg Traurig, P.A.
401 East Las Olas Boulevard, Suite 2000
Fort Lauderdale, FL 33301
(954) 765-0500
Attention:  Laurie Green, Kara MacCullough
E-mail addresses:  greenl@gtlaw.com, macculloughk@gtlaw.com

Section 6.2

Notice to Holders.  All notices, requests and communications required to be given to the Holders shall be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice.  In any case where notice to the Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 6.3

Entire Agreement.  This Agreement, together with the Offer to Purchase and Letter of Transmittal, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

Section 6.4

Successors and Assigns.  Medilogistics may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more its affiliates (that are wholly owned direct or indirect subsidiaries of Medilogistics) (each, an “Assignee”) and any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations set forth hereunder to one or more additional Assignees; provided, however, that in connection with any assignment to an Assignee, Medilogistics shall agree to remain liable for the performance by Medilogistics of its obligations (including payments) hereunder.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns.  The Rights Agent may not assign this Agreement without Medilogistics’ consent.  Except as otherwise permitted herein, Medilogistics may not assign this Agreement without the prior written consent of the Holders of not less than a majority of the outstanding CVRs.  Any attempted assignment of this Agreement or any of such rights in violation of this Section 6.4 shall be void ab initio and of no effect.

Section 6.5

Benefits of Agreement.  Nothing in this Agreement, express or implied, shall give to any person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns.  The Holders shall have no rights hereunder except as are expressly set forth herein.

Section 6.6

Governing Law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Section 6.7

Consent to Jurisdiction; Service of Process; Venue.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court for the purpose of any action or proceeding arising out of this Agreement or the Offer, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) consents to the service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 6.1 and (d) agrees that it will not bring any action relating to this Agreement or the Offer in any court other than a federal court located in the State of Delaware or a Delaware state court, and irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Offer in a federal court located in the State of Delaware or a Delaware state court or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.8

WAIVER OF JURY TRIAL.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 6.9

Further Assurances.  Subject to the provisions of this Agreement, the parties hereto will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other parties hereto may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

Section 6.10

Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Offer is consummated to the extent possible.

Section 6.11

Headings.  The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.12

Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 6.13

Termination.  This Agreement shall be terminated and of no force or effect, and the parties hereto shall have no liability hereunder (other than to the extent of any obligations which expressly survive or provide for performance following termination), upon the earlier to occur of payment of the Litigation Proceeds or the tenth anniversary of the Effective Date; it being agreed that such termination shall not relieve any party from the discharge of any liability that has already accrued as of such time.

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IN WITNESS WHEREOF, Medilogistics and the Rights Agent have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MEDILOGISTICS LLC

By:
Name: Fernando Tamez Gutierrez
Title: Manager

[RIGHTS AGENT]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]